Westbury Bancorp, Inc. Announces Results for the Three and Six Months Ended March 31, 2014

West Bend, WI, May 9, 2014 (PR Newswire)- Westbury Bancorp, Inc. ( NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced a loss of $1.8 million for the second quarter ended March 31, 2014, compared to net income of $68,000 for the first quarter ended December 31, 2013. The loss for the quarter was primarily the result of a restructuring charge of $2.5 million, discussed in more detail below.
Ray Lipman, Chairman, President and CEO made the following comments related to the results for the period ended March 31, 2014.

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The Bank’s primary goals for the past few years have been to reduce problem assets and increase our capital levels. We have been very successful in these efforts as our non-performing assets are $5.5 million, or 1.01% of total assets, at March 31, 2014, compared to 2.19% of total assets at March 31, 2013 and a high of $36.0 million, or 5.60% of total assets, at December 31, 2009. The Company’s total equity equaled $89.6 million at March 31, 2014, or 16.37% as a percent of total assets, compared to $55.2 million, or 8.58% of total assets, at December 31, 2009, as the result of the completion of our mutual to stock conversion in April 2013.

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Given our strong capital position, our goals are to improve financial performance and grow the Bank. Having recently celebrated our first anniversary as a public company, management is continuing to review all aspects of the Bank’s internal operations with a focus on maximizing long term stockholder value. Our efforts include adding experienced commercial bankers with a broad variety of skill sets that are being implemented throughout the Bank. We are also utilizing strategies to more effectively deploy our customer service representatives to adapt to the increased usage of electronic banking service channels by our customers.

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During the three months ended March 31, 2014, our loan portfolio grew by $10.6 million, or 12.1% annualized growth, consisting primarily of multifamily, commercial real estate, construction and commercial business loans. During the six months ended March 31, 2014, our loan portfolio grew by $13.8 million, or 7.9% annualized growth consisting primarily of multifamily, commercial real estate and construction loans. By comparison, for the same quarter in 2013, the loan portfolio decreased by $14.2 million, or (15.2%) annualized. Our team of experienced commercial lenders is succeeding in bringing new business to the Bank, allowing us to leverage our capital position and liquidity levels, resulting in net loan growth for each of the last two quarters.

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For the current quarter, deposits grew by $12.8 million, or 11.6% annualized growth whereas deposits decreased by $12.0 million, or (10.2%) annualized, for the quarter ended March 31, 2013. For the six months ended March 31, 2014, deposits grew by $10.4 million, or 4.7% annualized growth.

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In January 2014, we announced the closing of two branch offices effective May 2014. Similar to our past efforts to reduce non-performing assets, we have reviewed the Company’s real estate holdings related to bank operations and investment real estate properties. In conjunction with the branch closings and our review of our real estate holdings, we have listed $2.7 million of underperforming or unneeded office buildings for sale in the interest of improving future performance. These actions resulted in a charge during the quarter ended March 31, 2014 of $2.5 million, or $1.6 million, net of income taxes. We anticipate that the branch closings will result in expense savings in the future. In addition to the expense savings, the proceeds from the ultimate sale of these properties will be available to fund future loan growth.

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Service fee income on deposit accounts was unchanged for the three months ended March 31, 2014 compared to the same period for 2013 although the average number of checking accounts was 2.7% lower in 2014 compared to 2013. During the three months ended March 31, 2014, our number of checking accounts was unchanged from December 31, 2013 even though we announced the closing of two offices in January 2014. Service fee income per account increased during the quarter as new marketing initiatives to increase the number of debit cards outstanding and the number of transactions per card have begun to take effect. Non-interest bearing checking accounts totaled $75.0 million, or 16.6%, of total deposits at March 31, 2014. Checking, savings and money market accounts totaled $359.4 million, or 79.6%, of total deposits at that date.

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On April 28, 2014, the Company received correspondence from the Federal Reserve Bank noting that it had no objection to the termination of our Board resolution which required the Company to receive prior written non-objection from the Federal Reserve Bank to declare or pay dividends, issue debt or redeem Company stock. Our Board plans to address the termination of this resolution at its May 2014 meeting.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. became the holding company for Westbury Bank as a result of the completion on April 9, 2013 of the Bank’s conversion from mutual to stock form and the related stock offering. In the offering the Company sold 5,090,000 shares of common stock at a price of $10.00 per share for gross offering proceeds of $50,900,000. The Company's common shares began trading on the NASDAQ Global Market on April 10, 2013 under the symbol “WBB”.

Westbury Bank is an independent community bank with over $540 million in assets. It is the largest bank, and only publicly traded bank, headquartered in Washington County. Westbury Bank serves communities in Washington and Waukesha Counties through its 10 full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
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WEBSITE: www.westburybankwi.com
Contact:    Ray Lipman-Chairman, President and CEO
Kirk Emerich-Senior Vice President and CFO
262-334-5563

	At or For the Three Months Ended:
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Selected Financial Condition Data:
Total assets	$547,494	$535,588	$543,282	$550,519	$584,241
Loans receivable, net	356,880	346,411	342,780	338,515	354,101
Allowance for loan losses	3,898	3,743	4,266	4,563	5,380
Securities available for sale	96,407	108,915	105,705	97,120	66,986
Total liabilities	457,894	444,886	452,680	460,029	536,655
Deposits	451,378	438,625	440,978	448,171	457,140
Stockholders' equity	89,600	90,702	90,602	90,490	47,586

Asset Quality Ratios:
Non-performing assets to total assets	1.01%	1.15%	1.92%	1.72%	2.19%
Non-performing loans to total loans	1.23%	1.41%	2.52%	2.26%	3.00%
Total classified assets to total assets	1.96%	2.04%	2.13%	2.75%	3.69%
Allowance for loan losses to non-performing loans	87.91%	75.56%	48.79%	58.83%	49.87%
Allowance for loan losses to total loans	1.08%	1.07%	1.24%	1.33%	1.50%
Net charge-offs to average loans (annualized)	0.05%	0.79%	0.44%	1.11%	1.52%

Capital Ratios:
Average equity to average assets	16.65%	16.62%	16.54%	15.64%	8.90%
Equity to total assets at end of period	16.37%	16.94%	16.68%	16.44%	8.14%
Total capital to risk-weighted assets (Bank only)	17.98%	18.98%	18.85%	18.64%	12.17%
Tier 1 capital to risk-weighted assets (Bank only)	16.88%	17.91%	17.64%	17.39%	10.91%
Tier 1 capital to average assets (Bank only)	11.52%	12.23%	12.01%	11.76%	7.36%

	Three Months Ended		Six Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Selected Operating Data:
Interest and dividend income	$4,472	$4,696	8,998	9,732
Interest expense	399	553	823	1,179
Net interest income	4,073	4,143	8,175	8,553
Provision for loan losses	200	820	350	1,150
Net interest income after provision for loan losses	3,873	3,323	7,825	7,403
Service fees on deposit accounts	966	974	2,031	2,143
Gain on sale of loans, net	17	521	64	1,473
Servicing fee income, net of amortization and impairment	71	208	318	80
Insurance and securities sales commissions	99	214	194	437
Rental income from real estate operations	157	148	317	315
Other non-interest income	117	284	261	900
Total non-interest income	1,427	2,349	3,185	5,348
Non-interest expense	8,314	5,201	13,958	11,015
Income (loss) before income tax expense	(3,014)	471	(2,948)	1,736
Income tax expense (benefit)	(1,215)	145	(1,217)	569
Net income (loss)	$(1,799)	$326	$(1,731)	$1,167

	At or For the Three Months Ended		At or For the Six Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Selected Financial Performance Ratios:
Return on average assets	(1.31)%	0.25%	(0.64)%	0.43%
Return on average equity	(7.89)%	2.77%	(3.83)%	4.94%
Interest rate spread	3.41%	3.76%	3.44%	3.88%
Net interest margin	3.43%	3.74%	3.46%	3.85%
Non-interest expense (less restructuring expense) to average total assets	4.21%	3.96%	4.21%	4.04%
Average interest-earning assets to average interest-bearing liabilities	106.04%	93.30%	105.64%	93.47%

Per Share Data:
Net loss per common share	$(0.38)	N/A	$(0.36)	N/A
Average shares outstanding	4,755,136	N/A	4,752,279	N/A
Book value per share	$18.84	N/A	$18.85	N/A